Exhibit 10.1

Private & Confidential
Employment Contract – Hau Yuen Yuk

24 June 2024

Dear Mr. Hau Yuen Yuk,

CONTRACT OF EMPLOYMENT

This letter is your contract of employment and contains a statement of the applicable terms of your employment.

1.	COMMENCEMENT OF EMPLOYMENT

1.1.	Your employer is Accolade Consultants Limited (Company or we). Your employment with the Company commences on 1 July 2024.

1.2.	You are employed on probation for a period of three (3) months. On satisfactory completion of this period. The Company reserves the right to shorten or extend your probationary period.

2.	JOB TITLE

2.1.	You are employed as Chief Financial Officer and report to the Director.

2.2.	You may be required to undertake other duties from time to time as we may reasonably require.

2.3.	You warrant that you are entitled to work in Hong Kong without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

2.4.	You shall not work for anyone else while you are employed by the Company

3.	PLACE OF WORK Your place of work shall include any office wholly or partially owned by the Company, or such other place of business of the Company within Hong Kong as we may reasonably determine.

4.	HOURS OF WORK AND REST DAYS

4.1.	Your hours of work shall be no less than 40 hours per week (which is exclusive of your lunch break of one (1) hour each day of work). You may be required to work such additional hours as may be necessary for the proper performance of your duties without extra remuneration.

4.2.	You are entitled to two (2) rest day with pay following every five (5) consecutive working days.

5.	SALARY

5.1.	Your basic salary is HK$20,000 per month. The company will review your basic salary annually, but you have no entitlement to a salary increase in any year.

5.2.	Discretionary Year End Bonus will be decided by the Board of Directors based on your performance and the results of the Company. Should you resign or the employment is terminated, you will not be entitled to any Discretionary Year End Bonus.

5.3.	We shall be entitled to deduct from your salary or other payments due to you any money which you may owe to the Company at any time.

6.	MANDATORY PROVIDENT FUND We will make the statutory minimum contributions to an approved provident fund with effect from the date such payment is compulsory pursuant to the Mandatory Provident Fund Scheme Ordinance. Further details of the mandatory provident fund can be obtained from the Director

7.	HOLIDAYS AND HOLIDAY PAY

7.1.	Upon successful completion of your probationary period, you will be entitled to paid statutory holidays in accordance with the Hong Kong government’s Official Calendar. Where we require you to work on a statutory holiday, you will be entitled to a day of holiday in lieu with pay.

7.2.	Upon one full year of employment with the Company, you will be entitled to paid annual leave increases progressively from fifteen (15) days to a maximum of sixteen (16) days according to your length of service:

Years of Service	Annual Leave
1	15
2	15
3	15
4 or above	16

For this purpose, the holiday year will run for the 12 months period commencing 1 January in each year. The entitlement will be pro-rated for part holiday years. Any annual leave application shall be made to the Company in writing at least one month in advance. Such annual leave entitlement cannot be carried forward to the next holiday year unless with the pre-approval of the Company’s Chief Executive Officer.

7.3	When your employment ends, we will pay you for any days of annual leave accrued for the current year which you have not taken. Conversely, if you have taken more days of annual leave than you have accrued, we will make an appropriate deduction from your final compensation payment.

8.	OTHER BENEFITS

8.1.	We offer certain other benefits to you as set out in clause 8.2, on the basis that any such benefits may be withdrawn at any time by the Company at its sole discretion without prior notice.

8.2.	We also provide Local Travelling Allowance for any local travel related to your employment with, or the business of, the Company for travel by bus, mini-bus or the MTR. In general, no allowance for taxi fare is provided unless such taxi travel has been specifically pre-approved by senior management. You may claim such allowance from time to time as you incur travel costs by requesting petty cash from the Chief Executive Officer.

9.	SICKNESS LEAVE AND SICK PAY

9.1.	If you are absent from work for any reason, you must notify the Director of the reason for your absence as soon as possible but no later than one (1) hour before 9 am on the first day of absence begins.

9.2.	In all cases of absence due to sickness or injury, a doctor’s certificate stating the reason for absence must be obtained at your own cost and supplied to the Director immediately upon returning to work. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

9.3.	If you are absent from work we shall pay you Statutory Sick Pay (SSP) provided that you satisfy the relevant requirements as set out in clause 9.5 below.

9.4.	You will be entitled to sickness allowance according to the provisions of the Employment Ordinance.

9.5.	We shall withhold payment of SSP if you fail to comply with the provisions of clause 9.1 and clause 9.2.

10.	TERMINATION AND NOTICE PERIOD

10.1.	If you resign or your employment was terminated during the first month of the probationary period, one (1) days’ notice period will be required for either party.

10.2.	If you resign or your employment was terminated during the second and third month of the probationary period or its extension, seven (7) days’ written notice or payment in lieu of notice will be required for either party.

10.3.	If you resign or your employment was terminated after satisfactory completion of the probationary period, three (3) month’s written notice or payment in lieu of notice will be required for either party.

10.4.	We shall be entitled to dismiss you at any time without notice if you commit a serious breach of your obligations as an employee, or if you cease to be entitled to work in Hong Kong.

11.	CHANGES TO YOUR TERMS OF EMPLOYMENT We reserve the right to make reasonable changes to any of your terms of employment. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

12.	CONFIDENTIAL INFORMATION You shall not use or disclose to any person either during or at any time after your employment with the Company any confidential information about the business or affairs of the Company, or about any other matters which may come to your knowledge in the course of your employment. For the purposes of this clause 12 and clause 13 below, confidential information means any information or matter which is not in the public domain and which relates to the affairs of the Company.

13.	COVENANT NOT TO COMPETE

13.1.	In order to protect the confidential information to which you have access as a result of your employment with the Company, you covenant with the Company that you shall not, for six (6) months after termination of your employment with the Company:

13.1.1.	be involved in any capacity with any business concern which is (or intends to be) m competition with the Company; or

13.1.2.	solicit or endeavour to entice away from the Company the business or custom of the Company’s suppliers or business partners with a view to providing goods or services in competition with the Company; or

13.1.3.	in the course of any business concern which is in competition with the Company, offer to employ or engage or otherwise endeavour to entice away from the Company any employee of the Company.

14.	COMPANY PROPERTY

14.1.	All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

14.2.	In the event that any damage is done by you to any Company property (tangible or intangible), you shall be liable to compensate the Company in full all costs incurred for replacing or recovering such damaged property

14.3.	Any Company property in your possession and any original or copy documents obtained by you in the course of your employment shall be returned to the Chief Executive Officer at any time on request and in any event prior to the termination of your employment with the Company. Should you fail to return Company property in compliance with this clause, we shall take enforcement action against you to recover such property without further notice.

14.4.	All intellectual property rights in any products or designs created by the employee in the course of employment shall be automatically and exclusively vest in employer.

15.	GOVERNING LAW This contract of employment shall be governed by and construed in accordance with the laws of Hong Kong. All provisions of this contract which, in order to give effect to their meaning need to survive its termination, shall remain in full force and effect including, but without limitation, the clauses headed CONFIDENTIALITY, COVENANT NOT TO COMPETE and COMPANY PROPERTY.

16.	ENTIRE AGREEMENT This agreement contains the entire understanding and agreement between you and the Company concerning your employment and supersedes all agreements, understandings, discussions, negotiations and undertakings, whether written or oral.

Please indicate your acceptance of these terms by signing and returning to us the duplicate copy of this letter.

Yours sincerely

For and on behalf of Accolade Consultants Limited	I agree to the above terms

/s/ Lui Cheung Po	/s/ Hau Yuen Yuk
LUI CHEUNG PO	Hau Yuen Yuk
Director

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